As filed with the Securities and Exchange Commission on September 19, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2678171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

307 North Michigan Avenue Chicago, Illinois 60601-5382
(Address, Including Zip Code, of Principal Executive Offices)

Old Republic International Corporation Nonqualified Deferred Compensation Plan
(Full title of the plan)

Victoria Pool, Esquire
Assistant Vice President, Assistant General Counsel
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601-5382
(312) 762-4703
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Brett Pritchard
Locke Lord LLP
111 S. Wacker Drive
Chicago, IL 60515
(312) 443-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Old Republic International Corporation (the “Company”, “Registrant”) as plan sponsor to register $100,000,000 of the general unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Old Republic International Corporation Nonqualified Deferred Compensation Plan effective January 1, 2025 (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 28, 2024;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed on May 3, 2024, and for the quarter ended June 30, 2024, filed on August 2, 2024;

(c)
 the Company’s Current Reports on Form 8-K, filed on January 9, 2024, March 8, 2024, March 18, 2024, March 28, 2024, May 29, 2024, and September 19, 2024 (in each case, other than any portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission).

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

This Registration Statement registers deferred compensation obligations of the Company under the Plan. These securities represent contractual obligations to pay deferred compensation in the future to participants in accordance with the terms of the Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Participation in the Plan is limited to a select group of management and highly compensated employees of the Company and its subsidiaries who are designated as eligible to participate.

Deferral and distribution elections will be made in accordance with the terms of the Plan and Section 409A. Participant contributions will be fully vested at all times. At its sole discretion, the Company may credit participant accounts with contributions from the Company. The amount credited to each participant’s account shall be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to the investment options selected by the participant.

The obligations of the Company under the Plan (the “Obligations”) represent at all times an unfunded and unsecured promise to pay money in the future. Each participant in the Plan is an unsecured general creditor of the Company with respect to deferred compensation obligations. Any amounts set aside to defray the liabilities assumed by the Company will remain the general, unpledged unrestricted assets of the Company. Neither a participant nor a participant's beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a beneficiary to receive death benefits provided thereunder.

The Company reserves the right to amend the Plan at any time, except that no amendment may deprive any current or former participant of all or any portion of their account which had accrued and vested prior to the amendment. The Company also retains the discretion to terminate the Plan in accordance with the terms of the Plan and Section 409A.

The total amount of the Obligations is not determinable because the amount will vary depending upon the level of participation by eligible participants and the amounts of their compensation. The duration of the Plan is indefinite (subject to the Registrant’s ability to terminate the Plan).

The foregoing summary is qualified in its entirety by reference to the Plan, which is filed as an exhibit to this Registration Statement, and the Plan is incorporated herein by reference in its entirety in response to this Item 4.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, our certificate of incorporation provides that no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such elimination or limitation of liability is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended.

In general, our certificate of incorporation provides that Old Republic shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of the DGCL, our certificate of incorporation provides that we shall indemnify each of our directors and officers against expenses (including attorney's fees) incurred in connection with any proceeding (other than an action by or in the right of Old Republic) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Old Republic and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. As permitted by Section 145(b) of the DGCL, our certificate of incorporation provides that we shall indemnify each of our officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Old Republic, except that if the director or officer is adjudged to be liable to Old Republic, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.

The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by the board of directors by a majority vote of a quorum thereof consisting of directors who were not parties to such action, suit or proceeding, by opinion of independent legal counsel or by our stockholders. However, as required by Section 145(c) of the DGCL, we must indemnify a director or officer who was successful on the merits in defense of any suit. As permitted by Section 145(e) of the DGCL, we may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.

In addition, we have entered into indemnification agreements with our directors and certain officers under which we have agreed to provide indemnification rights similar to those contained in our certificate of incorporation and under which we have agreed to advance expenses as provided by the agreement upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit No.	Description

4.1
Old Republic International Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2025 (incorporated by reference to Exhibit 10.1 to the Form 8-K, filed with the Commission on September 19, 2024)

5.1*	Opinion of Victoria Pool

23.1*	Consent of Victoria Pool (included in Exhibit 5.1 hereto)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Calculation of Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 19th day of September, 2024.

Old Republic International Corporation
As Plan Sponsor

By: /s/ Frank J. Sodaro
Name: Frank J. Sodaro
Title: Senior Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Old Republic International Corporation hereby constitute and appoint Craig R. Smiddy, Frank J. Sodaro and Thomas A. Dare, and each of them, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement (the “Registration Statement”) (including post-effective amendments) to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including any and all pre-effective and post-effective amendments) and exhibits thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2024.

Name	Position
/s/ Craig R. Smiddy Craig R. Smiddy	Chief Executive Officer; Director (Principal Executive Officer)
/s/ Frank J. Sodaro Frank J. Sodaro	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Barbara A. Adachi Barbara A. Adachi	Director
/s/ Steven J. Bateman Steven J. Bateman	Director
/s/ Lisa J. Caldwell Lisa J. Caldwell	Director
/s/ John M. Dixon John M. Dixon	Director
/s/ Michael D. Kennedy Michael D. Kennedy	Director
/s/ Charles J. Kovaleski Charles J. Kovaleski	Director
/s/ Spencer LeRoy III Spencer LeRoy III	Director
/s/ Peter B. McNitt Peter B. McNitt	Director
/s/ Glenn W. Reed Glenn W. Reed	Director
/s/ Therace M. Risch Therace M. Risch	Director
/s/ J. Eric Smith J. Eric Smith	Director
/s/ Fredricka Taubitz Fredricka Taubitz	Director
/s/ Steven R. Walker Steven R. Walker	Director